EXHIBIT 10.9
Emergent Group Inc.                           Medical Resources Management, Inc.
932 Grand Central Avenue                      932 Grand Central Avenue
Glendale, CA  91201                           Glendale, CA  91201


                                September 4, 2002

Mr. Al Guadagno
11130 Dulcet Avenue
Northridge, CA 91326

Dear Mr. Guadagno:

         This is to confirm that we have mutually agreed to terminate your employment with Medical Resources Management, Inc. ("MRM") and Emergent Group Inc. (collectively the "Company"), effective August 22, 2002. This agreement supercedes in its entirety the previous termination agreement dated August 22, 2002. By you executing a copy of this letter agreement, we mutually agree on the following terms and conditions of your separation from the Company:

         1. MRM shall continue to pay you your current salary and benefits through November 12, 2002.

         2. MRM shall continue to pay your medical benefits until you have coverage by your new employer but in no event after March 7, 2003. You agree to advise us promptly of your new employment and the effective date of your insurance coverage

         3. You agree to terminate the incentive stock options granted to you by Emergent Group, Inc. ("Emergent") to purchase 625,395 shares of its Common Stock at $.01 per share pursuant to Emergent's 2002 Employee Benefit and Consulting Services Compensation Plan. These options shall be deemed void and of no further force and effect. Emergent's Chief Executive Officer, Mark Waldron, agrees to utilize his best efforts to obtain Board approval to issue to you non-statutory stock options under the 2002 Plan to purchase 150,000 shares of Emergent's Common Stock at $.01 per share exercisable at any time between May 21, 2003 and May 20, 2012.

         4. You agree to work full-time for the company for at least 15 business days beginning September 4, 2002 and to remain on-call to answer any questions of Emergent's executive officers, directors and/or professionals through the close of business on November 12, 2002. You hereby resign as an executive officer of MRM from all positions held by you.

         5. Except for obligations to be performed under this letter agreement, we mutually agree to release each other, including MRM's parent corporation, Emergent, and all of its subsidiaries, affiliated parties, officers, directors and agents, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, judgments, extents, executions, claims and demands whatsoever in law, admiralty or equity, which one party may have against the other by reason of any matter, cause or thing whatsoever from the beginning of your
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association with MRM through the date hereof.

         6. You agree that all contracts, data, and other information that you obtained or observed during the course of your employment with MRM with respect to Emergent, MRM and its subsidiaries and/or affiliated and associated companies are confidential information and shall not be disclosed by you to any third party without our prior written consent unless such information has become generally known and available for use by the public other than as a result of actions taken by you or such disclosure is required by law or legal process. You agree that you have returned to us all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to Emergent, MRM and its subsidiaries and associated or affiliated companies, which you may now possess or have under your control.

EMERGENT GROUP INC.                                  MEDICAL RESOURCES
                                                     MANAGEMENT, INC.


By: /s/ Mark Waldron                                 By:  /s/ Mark Waldron
    -------------------------------                       ----------------------
      Mark Waldron,                                           Mark Waldron,
      Chief Executive Officer                                 Chief Executive
                                                              Officer

Agreed to and Accepted by:


/s/ Al Guadagno